Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Intchains Group Limited on Form F-3 Amendment No. 2 (Registration # 333-279865) of our report dated March 18, 2024 on the consolidated financial statements of Intchains Group Limited as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, which appears in the Annual Report on Form 20-F of Intchains Group Limited for the year ended December 31, 2023. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

New York, New York

July 9th, 2024